Filed Pursuant to Rule 433
                                                         File No.: 333-129918-01

You have requested that Credit Suisse Securities (USA) LLC, GMAC Commercial Holding Capital Markets Corp., KeyBanc Capital Markets, a Division of McDonald Investments Inc. and Banc of America Securities LLC (collectively, the "Underwriters") provide to you information in connection with your consideration of the purchase of certain securities described herein. This free writing prospectus is being provided to you in response to your specific request. The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-910-2732 or by email to the following address: barry.polen@credit-suisse.com. The Underwriters may from time to time perform investment banking services for or solicit investment banking business from any company named in the information herein. The Underwriters and/or their employees may from time to time have a long or short position in any contract or security discussed herein. Information contained in this material is current as of the date appearing on this material only. Information in this material regarding any assets backing any securities discussed herein supercedes all prior information regarding such assets. All information in this term sheet, whether regarding the assets backing any securities discussed herein or otherwise, will be superceded by the information contained in any subsequent materials delivered to you by or on behalf of the Underwriters.

The commercial mortgage backed securities referred to in these materials, and the mortgage pool backing them, are subject to modification or revision (including the possibility that one or more classes of securities may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a "when, as and if issued" basis. You understand that, when you are considering the purchase of these securities, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have verified the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-129918. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

CSMC 2006-C1                                                            3/2/200
New York State Common Retirement Fund
CMBS Stress Analysis
Effect on average life and yield


1) Prepayment Analysis:

          After YMP        50% and 100%CPR
                           (Change in Average Life)

                                0 CPY           50 CPY           100 CPY
           Class   Price    Yield    WAL     Yield    WAL     Yield    WAL
            A-4   100.5000  5.393    9.63    5.393    9.60    5.391    9.40
            A-M   100.5000  5.434    9.81    5.434    9.81    5.435    9.58
            A-J   100.5000  5.503    9.84    5.502    9.82    5.496    9.67
             B    100.5000  5.524    9.90    5.523    9.90    5.516    9.73
             C    100.5000  5.553    9.90    5.549    9.90    5.542    9.73
             D    100.5000  5.602    9.90    5.595    9.90    5.583    9.73

2) Extension Analysis:
          Assume 2 year extension for 30% of the loans (starting with the lowest coupon loans).

          Based on extending all loans with a gross coupon of 5.35% and lower with a total cut-off balance of $908,182,066.69 or 30.24% of the deal.

           Class   Price    Yield    WAL
            A-4   100.5000  5.394    9.70
            A-M   100.5000  5.430   10.21
            A-J   100.5000  5.480   11.61
             B    100.5000  5.495   11.73
             C    100.5000  5.516   11.73
             D    100.5000  5.555   11.73

3) Default Analysis:
          Assume CPR=0%
          Assume defaults start in month 1
          Assume 1-year recovery period.
          Apply 1% CDR with 25% and 50% loss severity.
          Apply 2.5% CDR with 40% loss severity.

                                1% CDR           1% CDR           2.5% CDR
                             25% Severity     50% Severity     40% Severity
           Class   Price    Yield    WAL     Yield    WAL     Yield    WAL
            A-4   100.5000  5.392    9.48    5.393    9.59    5.391    9.39
            A-M   100.5000  5.434    9.81    5.434    9.81    5.434    9.81
            A-J   100.5000  5.503    9.85    5.503    9.87    5.503    9.88
             B    100.5000  5.524    9.90    5.524    9.90    5.524    9.90
             C    100.5000  5.553    9.90    5.553    9.90    5.553    9.90
             D    100.5000  5.603    9.90    5.602    9.90    5.603    9.90

4) Combination Default and Prepay:
          After YMP           50% CPR
          Assume defaults start in month 1
          Assume 1-year recovery period.
          Apply 1.8% CDR with 40% loss severity.

                                 50 CPY
                                1.8% CDR
                             40% Severity
           Class   Price    Yield    WAL
            A-4   100.5000  5.391    9.39
            A-M   100.5000  5.434    9.81
            A-J   100.5000  5.503    9.86
             B    100.5000  5.523    9.90
             C    100.5000  5.549    9.90
             D    100.5000  5.595    9.90